Exhibit 99.1

News Release

Investor Contacts:
Scott Morris
+1 859.519.3622
smorris@rhinolp.com

RHINO RESOURCE PARTNERS ANNOUNCES

SECOND QUARTER 2013 FINANCIAL AND OPERATING RESULTS

LEXINGTON, KY (August 1, 2013) — Rhino Resource Partners LP (NYSE: RNO) (“Rhino” or the “Partnership”) announced today its financial and operating results for the quarter ended June 30, 2013. For the quarter, the Partnership reported Adjusted EBITDA of $18.6 million and net income of $5.9 million, compared to Adjusted EBITDA of $25.0 million and net income of $13.0 million in the second quarter of 2012.  Diluted earnings per unit were $0.21 for the quarter compared to $0.46 for the second quarter of 2012.  Total revenues for the quarter were $66.8 million, with coal sales generating $57.0 million of the total.  (Refer to “Reconciliations of Adjusted EBITDA” included later in this release for reconciliations to the most directly comparable GAAP financial measures).

On July 22, 2013, the Partnership announced a cash distribution of $0.445 per common unit, or $1.78 per unit on an annualized basis.  This distribution will be paid on August 14, 2013 to all common unitholders of record as of the close of business on August 1, 2013.  No distribution will be paid on the subordinated units.

Dave Zatezalo, President and Chief Executive Officer of Rhino’s general partner, stated “We continued to deliver positive cash flow during the quarter despite the ongoing weakness in both the met and steam coal markets.  Our Utica Shale joint venture investment contributed about $1.2 million of revenue in the quarter and we expect cash flow from this investment to grow significantly as more wells are drilled and takeaway capacity continues to be developed in the region.  The $10.5 million we received from the sale of our royalty interest from property we owned in the Utica during the second quarter provides us with additional liquidity as we construct the Pennyrile mine, which will add to our portfolio of stable and predictable cash flow generators.  We have kept our coal inventories at low levels and we continue to forego business at prices that do not justify bringing capacity back on line.

At our coal operations, we are focused on safety while controlling operating costs.  We completed a companywide review of operations to identify further areas of cost reduction, to realize value from unproductive assets, and to insure that production remains in line with contracted sales.  We are seeing limited spot activity and some increases in sales proposal requests as customer inventories continue to normalize.  Any significant incremental sales will have to be done at prices that will justify adding workers.  Our growth capital outlays remain focused on the Utica Shale, where we expect significant returns, and Pennyrile, which we expect to be a long term cash contributor.

We are continuing development of the Pennyrile property in western Kentucky and production remains on target for mid-2014.  While our initial 800,000 ton contract justifies opening the mine, we are encouraged by the potential customers’ responses and continue to work on additional sales.  We anticipate this project will generate long term, stable and predictable cash flows similar to our Hopedale and Castle Valley operations once it is at full production.

During the quarter, our Northern Appalachia and Rhino Western operations performed in line with expectations.  In our Central Appalachia operations, prices for our metallurgical coal were sharply lower compared to the prior year.  We continue to focus on our unit costs, which were significantly lower year over year.  As we have reduced our cost of production, we realized a $1.3 million companywide reduction in inventory values, which is carried at lower of cost or market.  The benefit will be realized when the coal is sold under existing contracts.

Our Utica Shale investment is showing significant growth and we expect greater cash flow in the future as drilling continues and gathering and processing infrastructure is added.  During the quarter, ten additional wells were brought on line and two additional wells were brought on line recently, which brings the current number of producing wells to fifteen.

Although weakness in the coal markets is ongoing, we are reiterating the guidance we provided in February in part based on the results and increased clarity of the cash flows from our Utica Shale investment.”

Further, Zatezalo stated “At Rhino Eastern we continue to develop the Eagle #3 mine.  Rhino Eastern production remains at low levels, sufficient to match contracted sales volumes.  Quarterly results were impacted by sharply lower prices and higher unit costs due to under-utilization of the mining capacity at the joint venture.  We recorded a $2.1 million equity loss during the quarter, which included a $0.4 million non-cash inventory write-down.”

Coal Operations Update

Pennyrile

•                  Initial development has commenced and production remains on target to begin in mid-2014.

•                  The slope construction is well underway and should be completed in the third quarter of 2013.  In addition, the air shaft construction has commenced and is advancing according to plan.

•                  Pennyrile’s Riveredge mine is expected to be a significant cash flow provider once production is ramped up in late 2014.

•                  The initial five year sales contract with a regional utility customer for 800,000 tons per year provides a solid base for this operation while we continue discussions with additional customers.

•                  Large contiguous fully permitted, proven reserve of 32.5 million tons located on the navigable Green River in western Kentucky, with unique low cost access to large customer base, including export markets.

Northern Appalachia

•                  For the second quarter, year over year coal revenues per ton increased $4.08 to $58.28 while cost of operations costs per ton rose by $3.62 to $44.25.

•                  Sales volume fell in the quarter by approximately 161,000 tons to 314,000 tons, primarily due to contract expirations at Sands Hill.  Hopedale remains sold out through 2014.

•                  Sands Hill reduced its production to align with committed sales.  While Rhino has seen increased sales inquiries, prices have not been sufficient to justify increasing production.  Limestone sales continue to be strong.

Rhino Western

•                  Year over year coal revenues per ton in the quarter decreased $0.05 to $40.24 while cost of operations per ton rose by $5.36 to $32.85.  Sales volumes decreased by approximately 17,000 tons to 234,000 tons.

•                  Rhino has seen an increase in inquiries for spot sales of coal from its Castle Valley mine and has taken advantage of these opportunities in limited cases.

Central Appalachia

•                  Year over year coal revenues per ton decreased $13.07 to $80.42 and metallurgical coal revenues per ton fell from $134.36 to $88.87.  Cost of operations per ton in the quarter decreased year over year by $5.54 to $70.56.  Year over year sales volumes decreased by 25,000 tons to 363,000 tons, while year over year production volumes increased by 105,000 tons to 436,000 tons.  Rhino has maintained its inventories at low levels and continues to focus on unit costs.

•                  Rhino continues to make limited spot met sales and steam sales at both the Tug River and Rob Fork complexes.

Eastern Met

•                  Coal revenues per ton decreased year over year from $188.34 to $106.71 while cost of operations per ton rose from $119.99 to $146.92.  Year over year sales volumes decreased in the quarter by 20,000 tons to 72,000 tons, while year over year production volumes fell by 55,000 tons to 43,000 tons. With the sharp reduction in production, Rhino continues to work diligently to limit unit costs.

•                  Eagle #3 mine began production in the third quarter of 2012.  While Eagle #3 is expected to have a capacity of 490,000 tons per year, activity has been severely curtailed due to limited contracted sales and low spot prices.

Oil and Gas

•                  Utica Shale Joint Activities with Gulfport Energy

•                  Rhino co-invested with Wexford Capital and Gulfport Energy (“Gulfport”), with Gulfport acting as the operator, and Rhino currently has a 5% interest in a portfolio of approximately 137,000 gross acres (6,850 net acres), with additional commitments to increase the portfolio to 145,000 gross acres (7,250 net acres).

•                  Three wells were in production in the first quarter of 2013 and ten additional wells began production during the second quarter.  Two additional wells were brought on line recently, which brings the current number of producing wells to fifteen.

•                  Rhino recorded its proportionate share of revenue from the producing wells, which totaled approximately $1.2 million in the second quarter.

•                  Gulfport has been actively working with its midstream partner to connect its wells.

•                  Utica Shale Owned Acreage — In April 2013, Rhino closed on an agreement with a third party to sell the 20% royalty interest on its owned Utica Shale property for approximately $10.5 million. The Partnership utilized the proceeds from the sale to reduce debt, which provides further liquidity to Rhino for the development of its new Pennyrile mine in western Kentucky.

Capital Expenditures

•                  Maintenance capital expenditures for the second quarter were approximately $2.0 million.

•                  Expansion capital expenditures for the second quarter were approximately $9.0 million, which consisted primarily of Rhino’s continuing investment in the Utica Shale and the initial development of Pennyrile, along with other internal development projects.

Sales Commitments

The table below displays Rhino’s committed steam coal sales for the periods indicated.

	Q3 to Q4 2013		Year 2014		Year 2015		Year 2016
	Avg Price	Tons	Avg Price	Tons	Avg Price	Tons	Avg Price	Tons
Northern Appalachia/Illinois Basin*	$59.20	690,101	$58.98	1,403,900	$52.37	1,298,100	$48.25	800,000
Rhino Western	$40.54	496,000	$42.32	864,000	$41.50	300,000	$41.50	300,000
Central Appalachia	$85.40	662,500	$80.25	266,000	$—	—	$—	—
Total	$63.58	1,848,601	$55.53	2,533,900	$50.33	1,598,100	$46.41	1,100,000

* Includes Pennyrile tons

Credit Facility

In April 2013, the Partnership entered into an amendment of its $300 million credit facility.  The amendment provides for an increase in the maximum allowed investments in coal-related entities outside of the Partnership (i.e. joint ventures) under the credit facility from $25 million to $40 million. The amendment also increases the maximum leverage ratio of the credit facility to 3.75 from April 1, 2013 through March 31, 2015, then steps the maximum leverage ratio down to its previous level of 3.0 by December 31, 2015.  The Partnership took the proactive step to alter its credit facility to assure the necessary liquidity was available to develop its Pennyrile mine in the event the weak coal markets did not improve during the construction of Pennyrile.

Evaluating Financial Results

Rhino management uses a variety of financial measurements to analyze the Partnership’s performance, including (1) Adjusted EBITDA, (2) coal revenues per ton and (3) cost of operations per ton.

Adjusted EBITDA.  Adjusted EBITDA represents net income before deducting interest expense, income taxes and depreciation, depletion and amortization, including Rhino’s proportionate share of these expense items from its Rhino Eastern LLC joint venture, while also excluding certain non-cash and/or non-recurring items. Adjusted EBITDA is used by management primarily as a measure of the Partnership’s operating performance. Because not all companies calculate Adjusted EBITDA identically, the Partnership’s calculation may not be comparable to similarly titled measures of other companies. Adjusted EBITDA should not be considered an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  (Refer to “Reconciliations of Adjusted EBITDA” included later in this release for reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures).

Coal Revenues Per Ton.  Coal revenues per ton sold represents coal revenues divided by tons of coal sold. Coal revenues per ton is a key indicator of Rhino’s effectiveness in obtaining favorable prices for the Partnership’s product.

Cost of Operations Per Ton.  Cost of operations per ton sold represents the cost of operations (exclusive of depreciation, depletion and amortization) divided by tons of coal sold. Rhino management uses this measurement as a key indicator of the efficiency of operations.

Overview of Financial Results

Results for the three months ended June 30, 2013 included:

•                  Adjusted EBITDA of $18.6 million and net income of $5.9 million compared to Adjusted EBITDA of $25.0 million and net income of $13.0 million in the second quarter of 2012. The 2013 and 2012 figures include $2.1 million of net loss and $2.3 million of net income, respectively, from the Partnership’s joint venture, Rhino Eastern LLC, which also contributes to the Partnership’s consolidated Adjusted EBITDA.

•                  Basic and diluted net income per common unit of $0.21 compared to $0.46 for the second quarter of 2012.

•                  Coal sales were 0.9 million tons compared to 1.1 million for the second quarter of 2012.

•                  Total revenues and coal revenues of $66.8 million and $57.0 million, respectively, compared to $90.0 million and $72.2 million, respectively, for the same period of 2012.

•                  Coal revenues per ton of $62.47 compared to $64.74 for the second quarter of 2012, a decrease of 3.5%.

•                  Cost of operations of $51.7 million compared to $60.2 million for the same period of 2012.

•                  Cost of operations per ton of $56.65 compared to $54.00 for the second quarter of 2012, an increase of 4.9%.

Total coal revenues decreased approximately 21.1% due to a decrease in tons sold and lower selling prices resulting from the ongoing weakness in the met and steam coal markets.  Coal revenues per ton decreased primarily because of lower prices for metallurgical coal sold in the second quarter of 2013 compared to the same period of 2012.  Total dollars spent on cost of operations decreased year to year due to decreased production from weakness in the met and steam coal markets.  Rhino experienced increased cost of operations per ton during the quarter as a result of increased per ton costs incurred in Northern Appalachia associated with reducing production volumes at Sands Hill along with higher roof support costs at Hopedale.  In addition, Rhino experienced increased per ton costs at its Castle Valley mine due to the sequence of mining where more higher cost advance mining was performed during the second quarter of 2013 compared to more lower cost retreat mining that was performed in same period of 2012.  Net income and Adjusted EBITDA were also positively impacted during the second quarter of 2013 by approximately $10.5 million from the sale of the 20% royalty interest on Rhino’s owned Utica Shale property.  For the second quarter of 2012, net income and Adjusted EBITDA were positively impacted by approximately $6.9 million from lease bonus payments received on Rhino’s owned Utica Shale property.

Results for the six months ended June 30, 2013 included:

•                  Adjusted EBITDA of $31.7 million and net income of $5.7 million compared to Adjusted EBITDA of $47.2 million and net income of $22.0 million for the first six months of 2012. The 2013 and 2012 figures include $3.3 million of net loss and $4.4 million of net income, respectively, from the Partnership’s joint venture, Rhino Eastern LLC, which also contributes to the Partnership’s consolidated Adjusted EBITDA.

•                  Basic and diluted net income per common unit of $0.20 compared to $0.78 for the first six months of 2012.

•                  Coal sales were 1.9 million tons compared to 2.2 million for the first six months of 2012.

•                  Total revenues and coal revenues of $141.6 million and $124.4 million, respectively, compared to $171.9 million and $141.8 million, respectively, for the same period of 2012.

•                  Coal revenues per ton of $64.85 compared to $64.92 for the first six months of 2012, a decrease of 0.1%.

•                  Cost of operations of $106.5 million compared to $117.3 million for the same period of 2012.

•                  Cost of operations per ton of $55.52 compared to $53.71 for the first six months of 2012, an increase of 3.4%.

Total coal revenues decreased approximately 12.3% primarily due to a decrease in tons sold from ongoing weakness in the met and steam coal markets.  Coal revenues per ton remained primarily flat year to year as higher selling prices for Northern Appalachia steam coal were offset by lower prices for metallurgical coal sold from Central Appalachia.  Total dollars spent on cost of operations decreased year to year due to decreased production from weakness in the met and steam coal markets.  Cost of operations per ton increased because of the same factors discussed for the second quarter. Year to date net income for 2013 was negatively impacted by approximately $1.0 million due to the write-off of a continuous miner that was damaged at one of our Central Appalachia underground mines in the first quarter, but 2013 year to date net income and Adjusted EBITDA were also positively impacted by $10.5 million from the sale of the 20% royalty interest on Rhino’s owned Utica Shale property.  Year to date net income and Adjusted EBITDA for 2012 were positively impacted by $7.4 million in total lease bonus payments received on Rhino’s owned Utica Shale property.

Segment Information

The Partnership produces and markets coal from surface and underground mines in Kentucky, West Virginia, Ohio and Utah.  In addition, with the acquisition of Elk Horn, the Partnership also leases coal reserves to third parties in exchange for royalty revenues.  For the quarter ended June 30, 2013, the Partnership had four reportable business segments: Central Appalachia (includes results for Elk Horn), Northern Appalachia, Rhino Western and Eastern Met (comprised solely of a joint venture with Patriot Coal Corporation).  Additionally, the Partnership reports an Other category that is comprised of the Partnership’s ancillary businesses, including its oil and gas investments.

The Partnership accounts for the Rhino Eastern joint venture under the equity method. Under the equity method of accounting, only limited information (net income) is presented in the Partnership’s consolidated financial statements.  The Partnership has presented additional financial and operating details of the Rhino Eastern joint venture toward the end of this section.

(In millions, except per ton data and %)	Second Quarter 2013	Second Quarter 2012	% Change* 2Q13 / 2Q12	Year to Date 2013	Year to Date 2012	% Change* 2013 / 2012
Central Appalachia
Coal revenues	$29.2	$36.3	(19.4)%	$66.8	$71.2	(6.2)%
Total revenues	$34.2	$42.3	(19.2)%	$76.1	$84.2	(9.6)%
Coal revenues per ton*	$80.42	$93.49	(14.0)%	$85.19	$92.99	(8.4)%
Cost of operations	$25.6	$29.5	(13.2)%	$54.3	$54.8	(1.0)%
Cost of operations per ton*	$70.56	$76.10	(7.3)%	$69.30	$71.69	(3.3)%
Tons produced	0.436	0.331	31.5%	0.824	0.898	(8.3)%
Tons sold	0.363	0.388	(6.4)%	0.784	0.765	2.4%
Northern Appalachia
Coal revenues	$18.4	$25.8	(28.9)%	$38.6	$50.5	(23.6)%
Total revenues	$20.3	$36.0	(43.6)%	$42.2	$64.4	(34.5)%
Coal revenues per ton*	$58.28	$54.20	7.5%	$58.18	$54.66	6.5%
Cost of operations	$13.9	$19.3	(28.0)%	$27.9	$38.5	(27.6)%
Cost of operations per ton*	$44.25	$40.63	8.9%	$42.02	$41.68	0.8%
Tons produced	0.309	0.477	(35.2)%	0.656	0.931	(29.5)%
Tons sold	0.314	0.476	(33.9)%	0.663	0.924	(28.2)%
Rhino Western
Coal revenues	$9.4	$10.1	(7.0)%	$19.0	$20.1	(5.5)%
Total revenues	$9.4	$10.1	(6.9)%	$19.0	$20.1	(5.6)%
Coal revenues per ton*	$40.24	$40.29	(0.1)%	$40.37	$40.67	(0.7)%
Cost of operations	$7.7	$6.9	11.3%	$15.3	$13.8	10.9%
Cost of operations per ton*	$32.85	$27.49	19.5%	$32.40	$27.82	16.5%
Tons produced	0.212	0.221	(3.6)%	0.420	0.459	(8.7)%
Tons sold	0.235	0.251	(6.8)%	0.471	0.495	(4.8)%
Other**
Coal revenues	n/a	n/a	n/a	n/a	n/a	n/a
Total revenues	$2.9	$1.6	81.1%	$4.3	$3.2	34.1%
Coal revenues per ton	n/a	n/a	n/a	n/a	n/a	n/a
Cost of operations	$4.5	$4.5	(0.6)%	$9.0	$10.2	(11.0)%
Cost of operations per ton	n/a	n/a	n/a	n/a	n/a	n/a
Total
Coal revenues	$57.0	$72.2	(21.1)%	$124.4	$141.8	(12.3)%
Total revenues	$66.8	$90.0	(25.7)%	$141.6	$171.9	(17.6)%
Coal revenues per ton*	$62.47	$64.74	(3.5)%	$64.85	$64.92	(0.1)%
Cost of operations	$51.7	$60.2	(14.2)%	$106.5	$117.3	(9.2)%
Cost of operations per ton*	$56.65	$54.00	4.9%	$55.52	$53.71	3.4%
Tons produced	0.957	1.029	(6.9)%	1.900	2.288	(17.0)%
Tons sold	0.912	1.115	(18.2)%	1.918	2.184	(12.2)%
Eastern Met 100% Basis †
Coal revenues	$7.6	$17.4	(56.2)%	$13.8	$32.8	(57.9)%
Total revenues	$7.6	$17.4	(56.1)%	$13.8	$32.8	(57.9)%
Coal revenues per ton*	$106.71	$188.34	(43.3)%	$112.77	$191.69	(41.2)%
Cost of operations	$10.5	$11.1	(5.3)%	$18.1	$20.6	(12.2)%
Cost of operations per ton*	$146.92	$119.99	22.4%	$147.51	$120.09	22.8%
Net income/(loss)	$(4.1)	$4.6	(190.0)%	$(6.5)	$8.8	(174.3)%
Partnership’s portion of net income/(loss)	$(2.1)	$2.3	(190.0)%	$(3.3)	$4.4	(174.3)%
Tons produced***	0.043	0.098	(56.6)%	0.079	0.205	(61.2)%
Tons sold***	0.072	0.092	(22.7)%	0.122	0.171	(28.5)%

* Percentages, totals and per ton amounts are calculated based on actual amounts and not the rounded amounts presented in this table.

** The Other category includes results for Rhino’s ancillary businesses and oil and gas investments. The activities performed by these ancillary businesses do not directly relate to coal production. As a result, coal revenues, coal revenues per ton and cost of operations per ton are not presented for this category.

*** Rhino Eastern currently produces and sells only premium mid-vol met coal.

† Eastern Met includes the financial data for the Rhino Eastern joint venture in which the Partnership has a 51% membership interest and for which the Partnership serves as manager.  The Partnership’s consolidated revenue and costs do not include any portion of the revenue or costs of Rhino Eastern since the Partnership accounts for this operation under the equity method.  The Partnership only records its proportionate share of net income of Rhino Eastern as a single item in its financial statements, but the Partnership believes the presentation of these items for Rhino Eastern provides additional insight into how this operation contributes to the overall performance of the Partnership.

Additional information for the Central Appalachia segment detailing the types of coal produced and sold, premium high-vol met coal and steam coal, is presented below.  Note that the Partnership’s Northern Appalachia and Rhino Western segments currently produce and sell only steam coal.

(In thousands, except per ton data and %)**	Second Quarter 2013	Second Quarter 2012	% Change* 2Q13 / 2Q12	Year to Date 2013	Year to Date 2012	% Change* 2013 / 2012
Met coal tons sold	129.8	109.0	19.1%	311.7	204.2	52.7%
Steam coal tons sold	233.5	279.0	(16.3)%	472.1	561.2	(15.9)%
Total tons sold	363.3	388.0	(6.4)%	783.8	765.4	2.4%

Met coal revenue	$11,537	$14,651	(21.3)%	$30,318	$28,284	7.2%
Steam coal revenue	$17,682	$21,621	(18.2)%	$36,459	$42,887	(15.0)%
Total coal revenue	$29,219	$36,272	(19.4)%	$66,777	$71,171	(6.2)%

Met coal revenues per ton	$88.87	$134.36	(33.9)%	$97.25	$138.50	(29.8)%
Steam coal revenues per ton	$75.72	$77.52	(2.3)%	$77.23	$76.43	1.1%
Total coal revenues per ton	$80.42	$93.49	(14.0)%	$85.19	$92.99	(8.4)%

Met coal tons produced	173.0	99.0	74.7%	289.7	283.3	2.3%
Steam coal tons produced	262.9	232.4	13.1%	534.2	615.0	(13.1)%
Total tons produced	435.9	331.4	31.5%	823.9	898.3	(8.3)%

* Percentages are calculated based on actual amounts and not the rounded amounts presented in this table.

** Excludes data for the Rhino Eastern mining complex located in West Virginia for which the Partnership has a 51% membership interest and serves as manager.

Guidance

For the full year 2013, Rhino reaffirms the guidance previously issued as follows:

2013
	Coal Operations	Oil and Gas	Total
(in millions)
For:
Adjusted EBITDA	$50 - $60	$10 - $20	$60 - $80
Maintenance Capital Expenditures	$10 - $15	––	$10 - $15
Expansion Capital Expenditures	$16 - $19	$15 - $20	$31 - $39
Interest Expense	––	––	$7
Cash Available for Distribution	––	––	$43 - $58
Production*	3.7 - 4.3	––	3.7 - 4.3
Sales*	3.7 - 4.3	––	3.7 - 4.3

*                                         Guidance for production tons and sale tons includes 51% of expected activity from Rhino Eastern

Second Quarter 2013 Financial and Operational Results Conference Call

Rhino’s second quarter 2013 financial and operational results conference call is scheduled for today at 10:00 am Eastern time. Participants should call 800-295-4740 (United States/Canada) or 617-614-3925 (International) and utilize the confirmation code 56503275.  A live broadcast of the earnings conference call will also be available via the Internet at www.rhinolp.com under ‘Investor Relations’.

A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call 888-286-8010 (United States/Canada) or 617-801-6888 (International) and enter confirmation code 98508270. The recording will be available from 12:00 pm (ET) on Thursday, August 1, 2013 through Thursday, August 8, 2013 at 11:59 pm (ET).

The webcast will be archived on the site for one year.

About Rhino Resource Partners LP

Rhino Resource Partners LP is a growth-oriented limited partnership.  Rhino produces metallurgical and steam coal in a variety of basins throughout the United States, leases coal through its Elk Horn subsidiary, and owns oil and gas acreage in the Utica and Cana Woodford areas.

About Wexford Capital LP

Rhino’s general partner, Rhino GP LLC, is an affiliate of Wexford Capital LP (“Wexford”).  Wexford is an SEC registered investment advisor with over $4.2 billion of assets under management.  Wexford has particular expertise in the energy/natural resources sector with actively managed investments in coal, oil and gas exploration and production, energy services and related sectors.  Through Wexford’s extensive portfolio of energy, resource and related investments, it sees an extensive flow of potential new investment opportunities, many which could be suitable for Rhino.  Although Wexford has no obligation to provide such investment opportunities to Rhino, it has made available several of these investments to Rhino and expects to be in a position to continue to selectively source and underwrite for Rhino new coal, energy and related investment opportunities.

Additional information regarding Rhino and Wexford is available on their respective web sites — RhinoLP.com and Wexford.com.

Forward Looking Statements

Except for historical information, statements made in this press release are “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Rhino expects, believes or anticipates will or may occur in the future are forward-looking statements, including the statements and information included under the heading “Coal Operations Update,” “Oil and Gas,” and “Guidance.” These forward-looking statements are based on Rhino’s current expectations and beliefs concerning future developments and their potential effect on Rhino’s business, operating results, financial condition and similar matters.  While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting Rhino will turn out as Rhino anticipates.  Whether actual results and developments in the future will conform to expectations is subject to significant risks, uncertainties and assumptions, many of which are beyond Rhino’s control or ability to predict. Therefore, actual results and developments could materially differ from Rhino’s historical experience, present expectations and what is expressed, implied or forecast in these forward-looking statements.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the following: decline in coal prices, which depend upon several factors such as the supply of domestic and foreign coal, the demand for domestic and foreign coal, governmental regulations, price and availability of alternative fuels for electricity generation and prevailing economic conditions; increased competition in global coal markets and declines in demand for coal; current and future environmental laws and regulations which could materially increase operating costs or limit Rhino’s ability to produce and sell coal; extensive government regulation of mine operations, especially with respect to mine safety and health, which imposes significant actual and potential costs; difficulties in obtaining and/or renewing permits necessary for operations; a variety of operating risks, such as unfavorable geologic conditions, natural disasters, mining and processing equipment unavailability, failures and unexpected maintenance problems and accidents, including fire and explosions from methane; fluctuations in transportation costs or disruptions in transportation services could increase competition or impair Rhino’s ability to supply coal; a shortage of skilled labor; increases in raw material costs, such as steel, diesel fuel and explosives; Rhino’s ability to acquire replacement coal reserves that are economically recoverable; inaccuracies in Rhino’s estimates of coal reserves and non-reserve coal deposits; existing and future laws and regulations regulating the emission of sulfur dioxide and other compounds could affect coal consumers and as a result reduce demand for coal; federal and state laws restricting the emissions of greenhouse gases; Rhino’s ability to acquire or failure to maintain, obtain or renew surety bonds used to secure obligations to reclaim mined property; Rhino’s dependence on a few customers and its ability to find and retain customers under favorable supply contracts; changes in consumption patterns by utilities away from the use of coal, such as resulting from low natural gas prices; disruption in supplies of coal produced by contractors operating Rhino’s mines; defects in title in properties that Rhino owns or losses of any of Rhino’s leasehold interests; increased labor costs or work stoppages; the ability to retain and attract senior management and other key personnel; and assumptions underlying reclamation and mine closure obligations are materially inaccurate.

In addition to the foregoing, Rhino’s business, financial condition, results of operations and cash available for distribution could be adversely affected by factors relating to, or resulting from, the Elk Horn acquisition. Such factors would include the failure to realize the anticipated benefits of the Elk Horn acquisition; a material change in Elk Horn management’s estimated coal reserves and non-reserve coal deposits; exposure of the lessees’ mining operations to the same risks and uncertainties that Rhino faces as a mine operator; ability of the lessees to effectively manage their operations on the leased properties; ability of the lessees to satisfy customer contracts with coal from properties other than Elk Horn’s properties; and incorrect reporting of royalty revenue by lessees.

Other factors that could cause Rhino’s actual results to differ from its projected results are described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof.  Rhino undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, unless required by law.

# # #

RHINO RESOURCE PARTNERS LP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

AS OF JUNE 30, 2013 AND DECEMBER 31, 2012

(in thousands)

	June 30,	December 31,
	2013	2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$438	$461
Accounts receivable, net of allowance	24,693	33,560
Inventories	16,230	18,743
Prepaid expenses and other	5,794	4,510
Total current assets	47,155	57,274
Net property, plant & equipment, incl coal properties, mine development and construction costs	459,037	463,960
Investment in unconsolidated affiliates	21,013	23,659
Other non-current assets	15,549	14,565
TOTAL	$542,754	$559,458
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$18,706	$18,030
Current portion of long-term debt	1,041	2,350
Accrued expenses and other	21,809	24,660
Total current liabilities	41,556	45,040
NON-CURRENT LIABILITIES:
Long-term debt	154,333	161,199
Asset retirement obligations	31,895	30,748
Other non-current liabilities	17,642	16,829
Total non-current liabilities	203,870	208,776
Total liabilities	245,426	253,816
COMMITMENTS AND CONTINGENCIES
PARTNERS’ CAPITAL:
Limited partners	284,933	292,791
General partner	11,037	11,420
Accumulated other comprehensive income	1,358	1,431
Total partners’ capital	297,328	305,642
TOTAL	$542,754	$559,458

RHINO RESOURCE PARTNERS LP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit data)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2013	2012	2013	2012
REVENUES:
Coal sales	$56,963	$72,177	$124,377	$141,780
Other revenues	9,865	17,821	17,196	30,101
Total revenues	66,828	89,998	141,573	171,881
COSTS AND EXPENSES:
Cost of operations (exclusive of depreciation, depletion and amortization)	51,655	60,203	106,490	117,290
Freight and handling costs	319	1,798	554	3,062
Depreciation, depletion and amortization	10,579	9,755	20,790	20,847
Selling, general and administrative (exclusive of depreciation, depletion and amortization)	4,995	5,475	10,483	10,385
(Gain) loss on sale/disposal of assets—net	(10,618)	168	(9,692)	(990)
Total costs and expenses	56,930	77,399	128,625	150,594
INCOME FROM OPERATIONS	9,898	12,599	12,948	21,287
INTEREST AND OTHER INCOME (EXPENSE):
Interest expense and other	(1,925)	(1,962)	(3,779)	(3,784)
Interest income and other	—	33	—	76
Equity in net income (loss) of unconsolidated affiliate	(2,076)	2,326	(3,449)	4,391
Total interest and other income (expense)	(4,001)	397	(7,228)	683
INCOME BEFORE INCOME TAXES	5,897	12,996	5,720	21,970
NET INCOME	$5,897	$12,996	$5,720	$21,970

General partner’s interest in net income	$118	$260	$114	$439
Common unitholders’ interest in net income	$3,199	$7,041	$3,102	$11,900
Subordinated unitholders’ interest in net income	$2,580	$5,695	$2,504	$9,631
Net income per limited partner unit, basic:
Common units	$0.21	$0.46	$0.20	$0.78
Subordinated units	$0.21	$0.46	$0.20	$0.78
Net income per limited partner unit, diluted:
Common units	$0.21	$0.46	$0.20	$0.78
Subordinated units	$0.21	$0.46	$0.20	$0.78
Distributions paid per limited partner unit (1)	$0.445	$0.48	$0.89	$0.96
Weighted average number of limited partner units outstanding, basic:
Common units	15,371	15,329	15,358	15,317
Subordinated units	12,397	12,397	12,397	12,397
Weighted average number of limited partner units outstanding, diluted:
Common units	15,379	15,331	15,363	15,325
Subordinated units	12,397	12,397	12,397	12,397

(1) No distributions were paid on the subordinated units during the three months and six months ended June 30, 2013.

Reconciliations of Adjusted EBITDA

The following tables present reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures for each of the periods indicated (note: DD&A refers to depreciation, depletion and amortization).  Rhino management believes the presentation of Adjusted EBITDA that includes the proportionate share of DD&A and interest expense for Rhino Eastern is appropriate since the Partnership’s portion of Rhino Eastern’s net income that is recognized as a single line item in its financial statements is affected by these expense items.  Since Rhino does not reflect these proportionate expense items of DD&A and interest expense in its consolidated financial statements, management believes that the adjustment for these expense items in the Adjusted EBITDA calculation is more representative of how management reviews the results of the Partnership and provides investors with additional information that they can use to evaluate Rhino’s results.

($ in millions)	Second Quarter 2013	Second Quarter 2012	Year to Date 2013	Year to Date 2012	Year Ending 2013 (est midpoint)
Net income	$5.9	$13.0	$5.7	$22.0	$22.0
Plus:
Depreciation, depletion and amortization (DD&A)	10.6	9.8	20.8	20.8	40.0
Interest expense	1.9	1.9	3.8	3.8	7.0
EBITDA*	$18.4	$24.7	$30.3	$46.5	$69.0
Plus: Rhino Eastern DD&A-51%	0.2	0.3	0.5	0.6	1.0
Plus: Rhino Eastern interest expense-51%	—	—	—	0.1	—
Plus: Non-cash write-off of mining equipment (1)	—	—	1.0	—	—
Adjusted EBITDA*	$18.6	$25.0	$31.7	$47.2	$70.0

* Totals may not foot due to rounding

(1)  During the first quarter of 2013, Rhino incurred a non-cash expense of approximately $1.0 million due to the write-off of a continuous miner that was damaged at one of the Partnership’s underground mines in Central Appalachia.  Management believes that the isolation and presentation of this specific item to arrive at Adjusted EBITDA is useful because it enhances investors’ understanding of how management assesses the performance of Rhino’s business.  Management believes the adjustment of this item provides investors with additional information that they can utilize in evaluating Rhino’s performance. Additionally, management believes the isolation of this item provides investors with enhanced comparability to prior and future periods of Rhino’s operating results.

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	2013	2012	2013	2012
Net cash provided by operating activities	$18.5	$16.3	$29.1	$33.4
Plus:
Increase in net operating assets	—	7.9	—	8.4
Gain on sale of assets	10.6	—	9.7	1.0
Amortization of deferred revenue	0.4	0.3	0.6	0.6
Amortization of actuarial gain	—	0.1	0.1	0.1
Interest expense	1.9	1.9	3.8	3.8
Equity in net income of unconsolidated affiliate	—	2.3	—	4.4
Less:
Decrease in net operating assets	9.8	—	7.2	—
Accretion on interest-free debt	—	—	0.1	0.1
Amortization of advance royalties	—	—	0.1	0.1
Amortization of debt issuance costs	0.4	0.3	0.6	0.6
Equity-based compensation	0.1	0.2	0.4	0.5
Loss on sale/disposal of assets	—	0.2	—	—
Accretion on asset retirement obligations	0.6	0.4	1.2	0.9
Distributions from unconsolidated affiliate	—	3.0	—	3.0
Equity in net loss of unconsolidated affiliates	2.1	—	3.4	—
EBITDA	$18.4	$24.7	$30.3	$46.5
Plus: Rhino Eastern DD&A-51%	0.2	0.3	0.5	0.6
Plus: Rhino Eastern interest expense-51%	—	—	—	0.1
Plus: Non-cash write-off of mining equipment (1)	—	—	1.0	—
Adjusted EBITDA*	$18.6	$25.0	$31.7	$47.2

* Totals may not foot due to rounding

(1)  During the first quarter of 2013, Rhino incurred a non-cash expense of approximately $1.0 million due to the write-off of a continuous miner that was damaged at one of the Partnership’s underground mines in Central Appalachia.  Management believes that the isolation and presentation of this specific item to arrive at Adjusted EBITDA is useful because it enhances investors’ understanding of how management assesses the performance of Rhino’s business.  Management believes the adjustment of this item provides investors with additional information that they can utilize in evaluating Rhino’s performance. Additionally, management believes the isolation of this item provides investors with enhanced comparability to prior and future periods of Rhino’s operating results.